Exhibit 99.1

Nordson Corporation Reports Record First Quarter Sales, Operating Profit, Diluted Earnings per Share, and EBITDA

  Sales increased 35 percent over prior year’s first quarter to $550 million
  Operating profit increased 55 percent over prior year’s first quarter to $118 million and is inclusive of $6 million of incremental intangible asset amortization expense over prior year related to acquisitions
  First quarter EBITDA increased 49 percent over prior year’s first quarter to $141 million
  GAAP diluted EPS increased 107 percent over prior year’s first quarter to $1.78; adjusted diluted EPS of $1.35 increased 57 percent over prior year’s first quarter
  Second quarter 2018 guidance: sales expected to increase 9 to 13 percent over prior year; GAAP diluted EPS in the range of $1.33 to $1.47; EBITDA in the range of $143 to $154 million

WESTLAKE, Ohio--(BUSINESS WIRE)--February 22, 2018--Nordson Corporation (Nasdaq: NDSN) today reported results for the first quarter of fiscal year 2018. For the quarter ending January 31, 2018, sales were $550 million, a 35 percent increase over the prior year’s first quarter. This change in sales included organic volume growth of approximately 19 percent, growth related to the first year effect of acquisitions of approximately 12 percent, and an increase related to the favorable effects of currency translation as compared to the prior year’s first quarter of approximately 5 percent. Reported operating profit was $118 million, net income was $105 million, and GAAP diluted earnings per share were $1.78, inclusive of a net $0.43 per diluted share benefit from one-time items mostly related to the impact of the U.S. tax reform. Prior year first quarter sales, operating profit, net income and GAAP diluted earnings per share were $407 million, $76 million, $50 million and $0.86, respectively. A reconciliation of GAAP diluted earnings per share to adjusted diluted earnings per share and calculations for EBITDA, adjusted EBITDA, free cash flow before dividends, and adjusted free cash flow before dividends are included in the attached financial exhibits.

“Our team delivered impressive sales, operating profit, diluted earnings per share, and EBITDA in the quarter against very challenging prior year comparisons, where total company organic sales growth was 10 percent,” said Michael F. Hilton, Nordson President and Chief Executive Officer. “Demand was robust in most all product lines, led by electronics and medical end markets within the Advanced Technology Systems segment. With this strong top line growth, Nordson delivered exceptional results for the quarter where EBITDA margin improved 250 basis points as compared to the prior year’s first quarter to 26 percent of sales,” Hilton added.

The current quarter’s results include incremental intangible asset amortization expense of $6 million over the prior year, or $0.08 per diluted share, and charges of $1 million, or $0.01 per diluted share, for short-term purchase accounting related to the step-up in value of acquired inventory and $1 million, or $0.01 per diluted share, of non-recurring restructuring charges. As a result of U.S. federal income tax reform legislation passed in 2017, a one-time discrete tax benefit of $22 million, or $0.37 per diluted share, was recognized in the quarter. This includes a benefit of $45 million related to the revaluation of net deferred tax liabilities and a charge of $23 million for the transition tax on deemed unrepatriated foreign earnings. Additionally, a discrete tax benefit of $5 million, or $0.08 per diluted share, was recognized in the quarter related to the adoption of a new accounting standard requiring excess tax benefits related to share-based payment transactions to be credited to income tax expense rather than equity.

First Quarter Segment Results

Adhesive Dispensing Systems sales increased 6 percent compared to the prior year’s first quarter, inclusive of less than 1 percent organic growth and a 6 percent increase related to the favorable effects of currency translation as compared to the prior year. Solid growth in most product lines was offset by softness in polymer processing product lines. Reported operating margin in the segment was 24 percent, or 25 percent on an adjusted basis to exclude non-recurring restructuring charges of $1 million related to a previously announced U.S. facility consolidation.

Advanced Technology Systems sales increased 87 percent compared to the prior year’s first quarter, including a 50 percent increase in organic volume, a 33 percent increase related to the first year effect of acquisitions, and a 4 percent increase related to the favorable effects of currency translation as compared to the prior year. All product lines contributed to this growth. The quarter’s acquisitive growth includes the fiscal 2017 acquisitions of ACE, InterSelect, Plas-Pak and Vention Medical, and one month of the fiscal 2018 acquisition of Sonoscan. Reported operating margin in the segment was 25 percent in the quarter, or 27 percent on an adjusted basis to exclude $6 million of incremental intangible asset amortization expense and $1 million of short-term purchase accounting charges related to the step-up in value of acquired inventory from the Sonoscan acquisition.

Industrial Coating Systems sales increased approximately 7 percent compared to the prior year’s first quarter, including 3 percent organic growth and a 3 percent increase due to the favorable effects of currency translation as compared to the prior year. Powder, container, and liquid finishing product lines drove the growth this quarter. Reported operating margin in the segment was 18 percent, a 450 basis point improvement compared to the prior year’s first quarter.

Detailed results by operating segment and geography are included in the attached financial exhibits. “Excluding the one-time charges in both years and the incremental $6 million of intangible asset amortization expense in the current year’s first quarter, adjusted operating margin was 23 percent in the current quarter, up 420 basis points over the prior year, representing very strong first quarter performance,” said Hilton.

Backlog

Backlog for the quarter ended January 31, 2018 was approximately $405 million, an increase of 24 percent compared to the same period a year ago, inclusive of 9 percent organic growth and 15 percent growth due to acquisitions. Backlog amounts are calculated at January 31, 2018 exchange rates and include acquisitions that closed prior to the end of the first quarter of 2018.

Outlook

For the second quarter of fiscal 2018, sales are expected to increase 9 percent to 13 percent compared to the second quarter a year ago. This outlook includes a range for organic volume to be down 3 percent to up 1 percent, 7 percent growth from the first year effect of acquisitions, and a positive currency effect of 5 percent based on the current exchange rate environment as compared to the prior year. At the midpoint of this outlook, operating margin is expected to be approximately 22 percent, or 23 percent excluding $6 million of incremental intangible amortization expense over the prior year. GAAP diluted earnings per share are expected to be in the range of $1.33 to $1.47, inclusive of $0.08 per diluted share of incremental intangible asset amortization expense over the prior year and an estimated effective tax rate of 25 percent. At the midpoint of the guidance, EBITDA and EBITDA margin are expected to be $149 million and 27 percent, respectively.

“Current backlog and project timing indicates more modest sales growth at the midpoint of our second quarter guidance, where prior year total company organic sales growth was 9 percent,” said Hilton. “We continue to focus our efforts on technology leadership, product-tiering, new applications, and market penetration to drive growth over the long term.”

Nordson management will provide additional commentary on these results and outlook during a conference call Friday, February 23, 2018 at 8:30 a.m. eastern time which can be accessed at www.nordson.com/investors. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from Gregory A. Thaxton, Senior Vice President and Chief Financial Officer at (440) 414-5388 or greg.thaxton@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

FIRST QUARTER PERIOD
Period Ending January 31, 2018
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	First Quarter
	2018	2017

Net sales	$550,424	$407,470
Cost of sales	249,421	182,332
Selling & administrative expenses	183,280	149,220

Operating profit	117,723	75,918

Interest expense - net	(11,028)	(5,368)
Other income (expense) - net	(3,177)	(157)

Income before income taxes	103,518	70,393
Income taxes	(1,037)	20,405

Net Income	$104,555	$49,988

Return on sales	19%	12%
Return on average shareholders' equity	34%	23%

Average common shares outstanding (000's)	57,755	57,349
Average common shares and common share equivalents (000's)	58,874	58,023

Per share:

Basic earnings	$1.81	$.87
Diluted earnings	$1.78	$.86

Dividends paid	$.30	$.27

Total dividends	$17,321	$15,475

CONSOLIDATED BALANCE SHEET
	January 31	October 31
	2018	2017

Cash and marketable securities	$132,842	$90,383
Receivables	488,282	505,087
Inventories	275,690	264,266
Other current assets	31,221	28,636
Total current assets	928,035	888,372

Property, plant & equipment - net	356,774	346,411
Other assets	2,215,827	2,179,756
	$3,500,636	$3,414,539

Notes payable and debt due within one year	$326,587	$326,587
Accounts payable and accrued liabilities	283,186	321,159
Total current liabilities	609,773	647,746

Long-term debt	1,258,843	1,256,397
Other liabilities	336,899	354,903
Total shareholders' equity	1,295,121	1,155,493
	$3,500,636	$3,414,539

Other information:

Employees	7,545	7,532

Common shares outstanding (000's)	57,973	57,715

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

FIRST QUARTER PERIOD
Period Ending January 31, 2018
(Unaudited)

	First Quarter		% Growth over 2017
SALES BY BUSINESS SEGMENT	2018	2017	Volume	Currency	Total

Adhesive dispensing systems	$220,864	$207,837	0.6%	5.7%	6.3%
Advanced technology systems	271,701	145,360	83.3%	3.6%	86.9%
Industrial coating systems	57,859	54,273	3.2%	3.4%	6.6%

Total sales by business segment	$550,424	$407,470	30.4%	4.7%	35.1%

	First Quarter
OPERATING PROFIT BY BUSINESS SEGMENT	2018	2017

Adhesive dispensing systems	$53,315	$53,056
Advanced technology systems	67,268	26,363
Industrial coating systems	10,160	7,085
Corporate	(13,020)	(10,586)

Total operating profit by business segment	$117,723	$75,918

	First Quarter		% Growth over 2017
SALES BY GEOGRAPHIC REGION	2018	2017	Volume	Currency	Total

United States	$165,831	$125,521	32.1%	-	32.1%
Americas	34,279	30,042	11.3%	2.8%	14.1%
Europe	141,938	119,159	7.9%	11.2%	19.1%
Japan	65,869	24,177	171.2%	1.2%	172.4%
Asia Pacific	142,507	108,571	27.2%	4.1%	31.3%

Total Sales by Geographic Region	$550,424	$407,470	30.4%	4.7%	35.1%

	First Quarter
FREE CASH FLOW BEFORE DIVIDENDS	2018	2017

Net income	$104,555	$49,988
Depreciation and amortization	26,285	18,497
Other non-cash charges	(37,893)	5,707
Changes in operating assets and liabilities	16,331	6,959
Net cash provided by operating activities	109,278	81,151

Additions to property, plant and equipment	(16,681)	(10,079)
Proceeds from the sale of property, plant and equipment	68	3,500

Free cash flow before dividends	$92,665	$74,572

Adjustments:
Acquisition costs and adjustments, net of tax(1)	790	118
Free cash flow before dividends, adjusted	$93,455	$74,690

(1) Represents one-time costs, net of tax, associated with our 2018 and 2017 acquisitions, including the step up in the value of acquired inventory that are required to be expensed as incurred.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands except for per-share amounts)

FIRST QUARTER PERIOD
Period Ending January 31, 2018
(Unaudited)

EBITDA and EBITDA per diluted share	First Quarter
	2018	2017

Net income	$104,555	$49,988
Adjustments:
Depreciation and amortization expense	26,285	18,497
Interest expense, net	11,028	5,368
Income taxes	(1,037)	20,405
EBITDA	$140,831	$94,258
Adjustments:
Acquisition costs and adjustments (1)	1,053	166
EBITDA As Adjusted	$141,884	$94,424

EBITDA per diluted share	$2.39	$1.62
EBITDA As Adjusted per diluted share	$2.41	$1.63

(1) Represents one-time costs associated with our 2018 and 2017 acquisitions, including the step up in the value of acquired inventory that are required to be expensed as incurred.

EBITDA and EBITDA per diluted share are non-GAAP financial measures used by management to evaluate the Company's ongoing operations. EBITDA is defined as earnings before interest, taxes, depreciation and amortization and EBITDA As Adjusted is defined as EBITDA plus certain acquisition costs and adjustments. EBITDA per diluted share is defined as EBITDA divided by the Company's diluted weighted average shares outstanding. EBITDA As Adjusted per diluted share is defined as EBITDA As Adjusted divided by the Company's diluted weighted average shares outstanding.

	First Quarter
	2018	2017

Diluted EPS as reported (U.S. GAAP)	$1.78	$0.86

Short-term inventory purchase accounting adjustments	0.01	-
Severance and restructuring	0.01	-
U.S. Tax Reform discrete item	(0.37)	-
Other discrete tax items	(0.08)	-
Diluted EPS as adjusted (Non-GAAP)	$1.35	$0.86

Adjusted Diluted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Our calculations of this non-GAAP financial measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
Gregory A. Thaxton, 440-414-5388
Senior Vice President and Chief Financial Officer
Greg.Thaxton@nordson.com